Exhibit 21
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Security Capital Agrees to Sell CarrAmerica Shares

CHICAGO, Dec 14, 2001 -- Security Capital Group Incorporated (NYSE: SCZ) announced today that the secondary public offering of Security Capital's shares of common stock of CarrAmerica Realty Corporation (NYSE: CRE) was priced yesterday. Security Capital has agreed to sell 16,872,537 shares in the offering, and the underwriters have a 30-day overallotment option for an additional 2,530,880 shares. The shares will be offered to the public at $28.37 per share. Goldman, Sachs & Co. is the sole bookrunner of the offering. Salomon Smith Barney, Legg Mason Wood Walker Incorporated, Wachovia Securities, Banc of America Securities LLC, Deutsche Banc Alex. Brown and A.G. Edwards & Sons, Inc. are co-managers. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

SOURCE Security Capital Group Incorporated
CONTACT:       William R. (Todd) Fowler or Frances W. Josephic,
       +1-800-988-4304, both of Security Capital Group Incorporated